Exhibit 4.2

PHILLIPS 66

Floating Rate Senior Notes due 2021

Fully and Unconditionally Guaranteed by

PHILLIPS 66 COMPANY

One series of Securities is hereby established pursuant to Section 2.01 of the Indenture, dated as of March 12, 2012 (the “Indenture”), among Phillips 66, as issuer (the “Company”), Phillips 66 Company, as guarantor (the “Guarantor”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as follows:

1. Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Indenture.

2. The title of the Floating Rate Senior Notes due 2021 shall be “Floating Rate Senior Notes due 2021” (the “Notes”).

3. The limit upon the aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture (except for the Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.08, 2.09, 2.12, 2.17, 3.07 or 9.05 of the Indenture and except for any Notes which, pursuant to Section 2.04 or 2.17 of the Indenture, are deemed never to have been authenticated and delivered thereunder) is $500,000,000; provided, however, that the authorized aggregate principal amount of the Notes may be increased before or after the issuance of any Notes by a Board Resolution (or action pursuant to a Board Resolution) to such effect; provided further, however, that the authorized aggregate principal amount of the Notes may be increased only if the additional Notes issued will be fungible with the original Notes for United States federal income tax purposes.

4. The Notes shall be issued upon original issuance in whole in the form of one or more Global Securities (the “Global Notes”). The Depository Trust Company and the Trustee are hereby designated as the Depositary and the Security Custodian, respectively, for the Global Notes under the Indenture.

5. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Annex A hereto (the “Form of Note”).

6. The date on which the principal of the Notes is payable shall be February 26, 2021.

7. The Notes will bear interest at a floating rate of interest from March 1, 2018, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for. The per annum interest rate for the period from March 1, 2018 to but not including the first Interest Payment Date will be equal to LIBOR on February 27, 2018 plus 60 basis points (the “Initial Interest Rate”). Following the initial Interest Period, the per annum interest rate on the Notes for each subsequent Interest Period shall be equal to LIBOR as determined on the related LIBOR Determination Date, plus 60 basis points. The interest rate applicable to any day in a given Interest Period shall be either the Initial Interest Rate or the interest rate as reset on the LIBOR Determination Date immediately preceding the first day of such Interest Period.

Set forth below is a summary of certain of the defined terms used for purposes of determining the interest rate payable on the Notes.

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in any of The City of New York, New York, Houston, Texas or a place of payment are authorized or required by law or executive order to close.

“Interest Period” means the period from, and including, an Interest Payment Date to, but excluding, the next succeeding Interest Payment Date, except for the initial Interest Period, which shall be the period from, and including, March 1, 2018 to, but excluding, the Interest Payment Date occurring on May 29, 2018 (the next succeeding Business Day after May 26, 2018).

“LIBOR” means, with respect to an Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the applicable LIBOR Determination Date that appears on Reuters Page LIBOR 01 as of 11:00 a.m., London time, on such LIBOR Determination Date. If Reuters Page LIBOR 01 does not include such a rate or is unavailable on a LIBOR Determination Date, the Company will request the principal London office of each of four major banks in the London interbank market, as selected by the Company, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such LIBOR Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount of U.S. dollars for a three-month period beginning on the second London Banking Day after such LIBOR Determination Date. If at least two such offered quotations are so provided, the LIBOR rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Company will request each of three major banks in New York City, as selected by the Company, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such LIBOR Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after such LIBOR Determination Date. If at least two such rates are so provided, the LIBOR rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the LIBOR rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“LIBOR Determination Date” means, with respect to an Interest Period, the London Banking Day that is two London Banking Days prior to the first day of such Interest Period.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Reuters Page LIBOR 01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the ICE Benchmark Administration Limited, or ICE, or its successor, or such other entity assuming the responsibility of ICE or its successor in the event ICE or its successor no longer does so, as the successor service, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

Interest is payable on the Notes quarterly in arrears on February 26, May 26, August 26, and November 26 of each year (each, an “Interest Payment Date”). The initial Interest Payment Date shall be May 29, 2018 (the next succeeding Business Day after May 26, 2018). The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) shall be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes outstanding on such day. The amount of interest to be paid on the Notes for each Interest Period shall be calculated by adding such Daily Interest Amounts for each day in such Interest Period.

If any Interest Payment Date, other than the maturity date of the Notes, falls on a day that is not a Business Day, the Interest Payment Date shall be postponed to the next day that is a Business Day. If the maturity date of the Notes falls on a day that is not a Business Day, the payment of interest and principal shall be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date. If any such Interest Payment Date (other than the maturity date) is postponed or brought forward as described above, the amount of interest for the relevant Interest Period shall be adjusted accordingly.

The interest payable on the Notes on any Interest Payment Date, subject to certain exceptions, shall be paid to the person in whose name the Notes are registered at the close of business on the 15th calendar day, whether or not a Business Day, immediately preceding the applicable Interest Payment Date; however, interest payable at maturity shall be paid to the person to whom principal is payable.

All percentages resulting from any of the above calculations shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations shall be rounded to the nearest cent (with one-half cent being rounded upwards).

Notwithstanding the foregoing, the interest rate on the Notes shall in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The Trustee initially will act as the Calculation Agent in respect of the Notes. The Calculation Agent will, upon the written request of any holder of Notes, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company, the Guarantor and the Holders of the Notes.

8. No Additional Amounts with respect to the Notes shall be payable. The date from which interest shall accrue for the Notes shall be March 1, 2018 (or from the most recent Interest Payment Date to which interest has been paid or provided for).

9. The place or places where the principal of, premium (if any) on and interest on the Notes shall be payable shall be the office or agency of the Company maintained for that purpose, initially the office of the Trustee in The City of New York at 101 Barclay Street, New York, New York 10286, and any other office or agency maintained by the Company for such purpose. Payments in respect of Global Notes (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by the Holder of such Notes. In all other cases, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the register of the Notes maintained by the Registrar.

10. The Paying Agent and Registrar for the Notes initially shall be the Trustee.

11. Prior to March 1, 2019, the Company may not redeem the Notes. The Notes are subject to redemption pursuant to Article III of the Indenture, in whole or in part, beginning on March 1, 2019 and at any time thereafter, at the option of the Company, upon not less than 15 nor more than 60 days’ prior notice as provided in the Indenture, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed. Upon any redemption, the Company shall pay accrued and unpaid interest on the Notes being redeemed to, but not including, the Redemption Date. Unless there is a default in payment of the redemption price, on and after the Redemption Date, interest shall cease to accrue on the Notes or portions thereof called for redemption.

12. The Company shall have no obligation to redeem, purchase or repay Notes pursuant to any sinking fund or analogous provision or at the option of a Holder thereof.

13. Each Global Note shall bear the legend set forth on the face of the Form of Note.

14. In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Tax Law”) to which a foreign financial institution, issuer, trustee, paying agent, holder or other institution is or has agreed to be subject related to the Indenture and the Notes, the Company and the Guarantor agree (i) to provide to the Trustee sufficient information about holders or other applicable parties and/or transactions related to the Indenture and the Notes (including any modification to the terms of such transactions) so that the Trustee can determine whether it has tax-related obligations under Applicable Tax Law, (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under the Indenture to the extent necessary to comply with Applicable Tax Law for which the Trustee shall not have any liability and (iii) to hold harmless the Trustee for any losses it may suffer due to the actions it takes to comply with such Applicable Tax Law. The terms of this section shall survive the termination of the Indenture.

Annex A

[FORM OF FACE OF SECURITY]

[Unless and until it is exchanged in whole or in part for Securities in definitive form, this Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. The Depository Trust Company (55 Water Street, New York, New York), a New York corporation (“DTC”), shall act as the Depositary until a successor shall be appointed by the Company and the Registrar. Unless this certificate is presented by an authorized representative of DTC to the COMPANY or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of CEDE & CO. or in such other name as is requested by an authorized representative of DTC (and any payment is made to CEDE & CO. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, CEDE & CO., has an interest hereiN.]1

PHILLIPS 66

FLOATING RATE SENIOR NOTE DUE 2021

FULLY AND UNCONDITIONALLY GUARANTEED BY

PHILLIPS 66 COMPANY

CUSIP No. _____________
ISIN No. _____________

No.___________	$_____________

Phillips 66, a Delaware corporation (the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, promises to pay to ____________ or registered assigns, the principal sum of ______________________ Dollars[, or such greater or lesser amount as indicated on the Schedule of Exchanges of Securities hereto,]1 on February 26, 2021.

Interest Payment Dates:	February 26, May 26, August 26 and November 26

Record Dates:	February 10, May 10, August 10 and November 10

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

1 To be included only if the Security is a Global Security

IN WITNESS WHEREOF, the Company has caused this Security to be signed manually or by facsimile by its duly authorized officers.

Dated:

PHILLIPS 66

By:
Name:
Title:

By:
Name:
Title:

GUARANTEE

Phillips 66 Company, a Delaware corporation, unconditionally guarantees to the holder of this Security, upon the terms and subject to the conditions set forth in the Indenture referenced on the reverse hereof, (a) the full and prompt payment of the principal of and any premium on this Security when and as the same shall become due, whether at the stated maturity thereof, by acceleration, redemption or otherwise, and (b) the full and prompt payment of interest on this Security when and as the same shall become due, subject to any applicable grace period.

PHILLIPS 66 COMPANY

By:
Name:
Title:

Certificate of Authentication:

This is one of the Securities of the series

designated therein referred to in the within-

mentioned Indenture.

THE BANK OF NEW YORK MELLON

TRUST COMPANY, N.A.,

as Trustee

By:
Authorized Signatory

Dated:

[FORM OF REVERSE OF SECURITY]

PHILLIPS 66

FLOATING RATE SENIOR NOTE DUE 2021

FULLY AND UNCONDITIONALLY GUARANTEED BY

PHILLIPS 66 COMPANY

This Security is one of a duly authorized issue of Floating Rate Senior Notes due 2021 (the “Securities”) of Phillips 66, a Delaware corporation (the “Company”).

1. Interest. The Company promises to pay interest on the principal amount of this Security at a floating rate of interest, reset quarterly, from the date of original issuance or from the most recent Interest Payment Date to which interest has been paid or provided for until maturity. The Company will pay interest quarterly in arrears on February 26, May 26, August 26, and November 26 of each year (each an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day. The per annum interest rate for the period from the issue date March 1, 2018 to but not including the first Interest Payment Date will be equal to LIBOR on February 27, 2018 plus 60 basis points (the “Initial Interest Rate”). Following the initial Interest Period, the per annum interest rate on the Securities for each subsequent Interest Period will be equal to LIBOR as determined on the related LIBOR Determination Date (as defined below), plus 60 basis points. The interest rate applicable to any day in a given Interest Period shall be either the Initial Interest Rate or the interest rate as reset on the LIBOR Determination Date immediately preceding the first day of such Interest Period. Interest on the Securities shall accrue from the most recent Interest Payment Date on which interest has been paid or, if no interest has been paid, from March 1, 2018; provided that if there is no existing Default in the payment of interest, and if this Security is authenticated between a record date referred to on the face hereof (each, a “Record Date”) and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be May 29, 2018 (the next succeeding Business Day after May 26, 2018). The Company shall pay interest on overdue principal and premium (if any) from time to time at a rate equal to the interest rate then in effect; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time at the same rate to the extent lawful. The amount of interest for each day that the Securities are outstanding (the “Daily Interest Amount”) shall be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Securities outstanding on such day. The amount of interest to be paid on the Securities for each Interest Period shall be calculated by adding such Daily Interest Amounts for each day in such Interest Period.

If any Interest Payment Date, other than the maturity date of the Securities, falls on a day that is not a Business Day, the Interest Payment Date shall be postponed to the next day that is a Business Day. If the maturity date of the Securities falls on a day that is not a Business Day, the payment of interest and principal shall be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date. If any such Interest Payment Date (other than the maturity date) is postponed or brought forward as described above, the amount of interest for the relevant Interest Period shall be adjusted accordingly.

Set forth below is a summary of certain of the defined terms used for purposes of determining the interest rate payable on the Securities.

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in any of The City of New York, New York, Houston, Texas or a place of payment are authorized or required by law or executive order to close.

“Interest Period” means the period from, and including, an Interest Payment Date to, but excluding, the next succeeding Interest Payment Date, except for the initial Interest Period, which will be the period from, and including, March 1, 2018 to, but excluding, the Interest Payment Date occurring on May 29, 2018 (the next succeeding Business Day after 26, 2018).

“LIBOR” means, with respect to an Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the applicable LIBOR Determination Date that appears on Reuters Page LIBOR 01 as of 11:00 a.m., London time, on such LIBOR Determination Date. If Reuters Page LIBOR 01 does not include such a rate or is unavailable on a LIBOR Determination Date, the Company will request the principal London office of each of four major banks in the London interbank market, as selected by the Company, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such LIBOR Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount of U.S. dollars for a three-month period beginning on the second London Banking Day after such LIBOR Determination Date. If at least two such offered quotations are so provided, the LIBOR rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Company will request each of three major banks in New York City, as selected by the Company, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such LIBOR Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after such LIBOR Determination Date. If at least two such rates are so provided, the LIBOR rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the LIBOR rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“LIBOR Determination Date” means, with respect to an Interest Period, the London Banking Day that is two London Banking Days prior to the first day of such Interest Period.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Reuters Page LIBOR 01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the ICE Benchmark Administration Limited, or ICE, or its successor, or such other entity assuming the responsibility of ICE or its successor in the event ICE or its successor no longer does so, as the successor service, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

2. Method of Payment. The Company shall pay interest on the Securities (except defaulted interest) to the Persons who are registered Holders of Securities at the close of business on the Record Date next preceding the Interest Payment Date, even if such Securities are canceled after such Record Date and on or before such Interest Payment Date. The Holder must surrender this Security to a Paying Agent to collect principal payments. The Company shall pay the principal of, premium (if any) on and interest on the Securities in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Such amounts shall be payable at the offices of the Trustee (as defined below), provided that at the option of the Company, the Company may pay such amounts (1) by wire transfer with respect to Global Securities or (2) by check payable in such money mailed to a Holder’s registered address with respect to any Securities.

3. Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), the trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar, co-registrar or additional paying agent without notice to any Holder. The Company, the Guarantor or any Subsidiary of the Company may act in any such capacity.

4. Guarantee. Phillips 66 Company, a Delaware corporation (the “Guarantor”), unconditionally guarantees to the Holders from time to time of the Securities, upon the terms and subject to the conditions set forth in the Indenture (as defined below), (a) the full and prompt payment of the principal of and any premium on the Securities when and as the same shall become due, whether at the Stated Maturity thereof, by acceleration, redemption or otherwise, and (b) the full and prompt payment of any interest on the Securities when and as the same shall become due, subject to any applicable grace period. The Guarantee constitutes a guarantee of payment and not of collection. In the event of a default in the payment of principal of or any premium on the Securities when and as the same shall become due, whether at the Stated Maturity thereof, by acceleration, call for redemption or otherwise, or in the event of a default in the payment of any interest on the Securities when and as the same shall become due, subject to any applicable grace period, each of the Trustee and the Holders of the Securities shall have the right to proceed first and directly against the Guarantor under the Indenture without first proceeding against the Company or exhausting any other remedies which the Trustee or such Holder may have and without resorting to any other security held by it.

Pursuant to the Officers’ Certificate dated April 27, 2012 delivered to the Trustee pursuant to Sections 10.05 and 11.04 of the Indenture, the Guarantee contained in the Indenture is effective.

5. Indenture. The Company issued the Securities under an Indenture, dated as of March 12, 2012 (the “Indenture”), among the Company, the Guarantor and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”), as in effect on the date of execution of the Indenture. The Securities are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms and for the definitions of capitalized terms used but not defined herein. The Securities are unsecured general obligations of the Company limited to $500,000,000 in aggregate principal amount; provided, however, that the authorized aggregate principal amount of the Securities may be increased before or after the issuance of any Securities by a Board Resolution (or action pursuant to a Board Resolution) to such effect; provided further, however, that the authorized aggregate principal amount of the Securities may be increased only if the additional Securities issued will be fungible with the original Securities for United States federal income tax purposes. The Indenture provides for the issuance of other series of debt securities (including the Securities, the “Debt Securities”) thereunder.

6. Denominations, Transfer, Exchange. The Securities are in registered form without coupons in minimum denominations of $2,000 and any integral multiples of $1,000 above such amount. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Neither the Company, the Trustee nor the Registrar shall be required to register the transfer or exchange of (a) any Security selected for redemption in whole or in part, except the unredeemed portion of any Security being redeemed in part, or (b) any Security during the period beginning 15 Business Days before the mailing of notice of redemption of Securities to be redeemed and ending at the close of business on the day of mailing.

7. Persons Deemed Owners. The registered Holder of a Security shall be treated as its owner for all purposes.

8. Redemption. The Securities are subject to redemption pursuant to Article III of the Indenture, in whole or in part, beginning on March 1, 2019 and at any time thereafter, at the option of the Company, upon not less than 15 nor more than 60 days’ prior notice as provided in the Indenture, at a Redemption Price equal to 100% of the principal amount of the Securities to be redeemed. Upon any redemption, the Company shall pay accrued and unpaid interest on the Securities being redeemed to, but not including, the Redemption Date. Unless there is a default in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Securities or portions thereof called for redemption.

9. Amendments and Waivers. Subject to certain exceptions and limitations, the Indenture or the Securities may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Securities of all series affected by such amendment or supplement (acting as one class), and any existing or past Default or Event of Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default or Event of Default in the payment of the principal of, premium (if any) on or interest on the Securities) by the Holders of at least a majority in principal amount of the then outstanding Securities of any series or of all series (acting as one class) in accordance with the terms of the Indenture. Without the consent of any Holder, the Company, the Guarantor and the Trustee may amend or supplement the Indenture or the Securities or waive any provision of either: (i) to cure any ambiguity, omission, defect or inconsistency; (ii) if required, to provide for the assumption of the obligations of the Company or the Guarantor under the Indenture in the case of the merger, consolidation or sale, lease, conveyance, transfer or other disposition of all or substantially all of the assets of the Company or the Guarantor; (iii) to provide for uncertificated Securities in addition to or in place of certificated Securities or to provide for the issuance of bearer Securities (with or without coupons); (iv) to provide any security for, or to add any guarantees of or additional obligors on, the Securities or the related Guarantees; (v) to comply with any requirement in order to effect or maintain the qualification of the Indenture under the TIA; (vi) to add to the covenants of the Company or the Guarantor for the benefit of the Holders of the Securities, or to surrender any right or power conferred by the Indenture upon the Company or the Guarantor; (vii) to add any additional Events of Default with respect to all or any series of the Debt Securities; (viii) to change or eliminate any of the provisions of the Indenture, provided that no outstanding Security is adversely affected in any material respect; (ix) to establish the form or terms of Securities of any series; (x) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the Securities pursuant to the Indenture, provided that no interest of any Holders of Securities is adversely affected in any material respect; or (xi) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Securities and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee, pursuant to the requirements of the Indenture.

The right of any Holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company or the Guarantor to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Securities with respect to which such consent is required or sought as of a date identified by the Company or the Guarantor in a notice furnished to Holders in accordance with the terms of the Indenture.

Without the consent of each Holder affected, the Company may not (i) reduce the amount of Debt Securities whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the rate of or change the time for payment of interest, including default interest, on any Security; (iii) reduce the principal of or premium on or any mandatory sinking fund payment with respect to, or change the Stated Maturity of, any Security or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to the Indenture; (iv) reduce the premium, if any, payable upon the redemption of any Security or change the time at which any Security may or shall be redeemed; (v) change any obligation of the Issuer or a Guarantor to pay Additional Amounts with respect to any Security; (vi) change the coin or currency in which any Security or any premium, interest or Additional Amounts with respect thereto is payable; (vii) impair the right to institute suit for the enforcement of any payment of principal of or premium (if any) or interest on any Security, except as provided in the Indenture; (viii) make any change in the percentage of principal amount of Debt Securities necessary to waive compliance with certain provisions of the Indenture or make any change in the provision for modification; or (ix) waive a continuing Default or Event of Default, each as defined in the Indenture, in the payment of principal of or premium (if any) or interest on the Securities.

A supplemental indenture that changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities under the Indenture, or which modifies the rights of the Holders of Debt Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of Debt Securities of any other series.

10. Defaults and Remedies. Events of Default are defined in the Indenture and generally include: (i) default for 30 days in payment of any interest on the Securities; (ii) default in any payment of principal of or premium, if any, on the Securities when due and payable; (iii) default by the Company or the Guarantor in compliance with any of its other covenants or agreements in, or provisions of, the Securities or in the Indenture which shall not have been remedied within 90 days after written notice by the Trustee or by the holders of at least 25% in principal amount of the Securities then outstanding (or, in the event that other Debt Securities issued under the Indenture are also affected by the default, then 25% in principal amount of all outstanding Debt Securities so affected); or (iv) certain events involving bankruptcy, insolvency or reorganization of the Company or the Guarantor. If an Event of Default occurs and is continuing, the Trustee by notice to the Company and the Guarantor, or the Holders of at least 25% in principal amount of the then outstanding Securities of the series affected by such Event of Default (or, in the case of an Event of Default described in clause (iii) above, if outstanding Debt Securities of other series are affected by such default, then at least 25% in principal amount of the then outstanding Debt Securities so affected) by notice to the Company, the Guarantor and the Trustee, may declare the principal of and interest on all the Securities to be immediately due and payable, except that in the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization of the Company or the Guarantor, all outstanding Debt Securities under the Indenture become due and payable immediately without further action or notice. The amount due and payable upon the acceleration of any Security is equal to 100% of the principal amount thereof plus accrued interest to the date of payment. Holders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal, premium or interest) if it determines that withholding notice is in their interests. The Company and the Guarantor must furnish annual compliance certificates to the Trustee.

11. Discharge Prior to Maturity. The Indenture with respect to the Securities shall be discharged and canceled upon the payment of all of the Securities and shall be discharged except for certain obligations upon the irrevocable deposit with the Trustee of any combination of funds and U.S. Government Obligations sufficient for such payment.

12. Trustee Dealings with Company and Guarantor. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Securities and may make loans to, accept deposits from, and perform services for the Company, the Guarantor or any of their respective Affiliates, and may otherwise deal with the Company, the Guarantor or any such Affiliates, as if it were not Trustee.

13. No Recourse Against Others. A director, officer, employee, stockholder, partner or other owner of the Company, the Guarantor or the Trustee, as such, shall not have any liability for any obligations of the Company under the Securities, for any obligations of the Guarantor under the Guarantee or for any obligations of the Company, the Guarantor or the Trustee under the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Security waives and releases all such liability. The waiver and release shall be part of the consideration for the issue of Securities.

14. Authentication. This Security shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

15. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Securities as a convenience to the Holders of the Securities. No representation is made as to the accuracy of such numbers as printed on the Securities and reliance may be placed only on the other identification numbers printed thereon.

16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Request may be made to:

Phillips 66

2331 CityWest Boulevard

Houston, Texas 77042

Telephone: (281) 293-6600

Attention: Treasurer

SCHEDULE OF EXCHANGES OF SECURITIES*

The following exchanges of a part of this Global Security for other Securities have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security Following Such Decrease or Increase	Signature of Authorized Officer of Trustee or Security Custodian

* To be included only if the Security is a Global Security

ASSIGNMENT FORM

To assign this Security, fill in the form below: (I) or (we) assign and transfer this Security to

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

as agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on
the face of this Security)

Signature Guarantee:
(Participant in a Recognized Signature
Guaranty Medallion Program)